EXHIBIT 3.1

                                DELIVERY SCHEDULE

      A. Units of the Product shall be delivered to Purchaser during the one-year period commencing on the date this Agreement in bi-weekly shipments each month in accordance with the following Schedule:

      Month                        Number of Units

      October 1996                      35
      November 1996                     40
      December 1996                     50

      First Quarter Total               125
                                        -----
      January 1997                      50
      February 1997                     50
      March 1997                        50

      Second Quarter Total              180
                                        -----
      April 1997                        80
      May 1997                          80
      June 1997                         120

      Third Quarter Total               280
                                        -----
      July 1997                         120
      August 1997                       140
      September 1997                    155

      Fourth Quarter Total              415
                                        -----

      First Year Total                  1,000
                                        =====

     B. Thereafter, units shall be delivered at the rate of 250 per calendar quarter, in bi-weekly shipments each month in accordance with the following schedule:

      Month                          Number of Units

      First Month of Quarter            83
      Second Month of Quarter           83
      Third Month of Quarter            84
                                        --

      Quarterly Total                   250
                                        ===

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